Mail Stop 6010

      June 23, 2005



Mr. Todd Noble
Chief Financial Officer
Advanced ID Corporation
6143 - 4 Street SE, Suite 14
Calgary, Alberta, Canada T2H 2H9


	RE:	Advance ID Corporation
		Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
      Form 10-QSB for Fiscal Quarter Ended March 31, 2005
      File No. 000-24965

Dear Mr. Noble:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant